Exhibit 99.1

Enlightify Inc. Notifies New York Stock Exchange of Intent to Cure Price Deficiency

XI’AN, CHINA, Sept. 10, 2025 (GLOBE NEWSWIRE) -- Enlightify Inc. (NYSE: ENFY) (“Enlightify” or the “Company”) has notified the New York Stock Exchange (“NYSE”) that it intends to cure the price deficiency that resulted from the fact that the 30-trading-day average closing price per share of the Company’s common stock was below $1.00, which is the minimum average share price required for continued listing under NYSE rules.

Under NYSE rules, the Company has six months (subject to possible extension) to regain compliance with this continued listing standard and avoid delisting.

The Company’s common stock continues to be listed and traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements. The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting obligations. The NYSE notification does not conflict with or cause an event of default under any of the Company’s material debt arrangements or other agreements.

About Enlightify Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and variable interest entities. In 2023, the Company started to purchase digital asset mining machines and established Antaeus Tech Inc. (“Antaeus”) in the State of Delaware and mined digital assets bitcoins in the State of Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions; development, shipment, market acceptance, additional competition from existing and new competitors; interest rate and currency exchange rate fluctuations; the impact of the recent global outbreak of novel coronavirus disease (COVID-19); technological advances, new products attained by competitors; challenges inherent in new product development; the Company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of economies and sovereign risk; dependence on the effectiveness of the Company’s protections for innovative products; the exposure to litigation and/or regulatory actions, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. Enlightify undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

Enlightify Inc.

Tel: +86-29-88266383

Email: info@cgagri.com

SOURCE Enlightify Inc.